Issuer Free Writing Prospectus	Filed Pursuant to
Rule 433
Registration No. 333-160447

DISCOVER FINANCIAL SERVICES

TERM SHEET

Dated July 7, 2009

54,054,055 Shares of Common Stock

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated July 6, 2009 and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Discover Financial Services

Title of Securities:	Common Stock, par value $0.01 per share

Stock Symbol / Exchange:	DFS / New York Stock Exchange

Trade Date:	July 7, 2009

Closing Date:	July 13, 2009

Number of Shares Offered:	54,054,055 shares

Option to Purchase Additional Shares:	8,108,108 shares

Price to the Public (Issue Price):	$9.25 per share

Underwriting Discounts and Commissions:	$0.358 per share; $19,351,352 total (or $22,254,054 if the underwriters’ option to purchase additional shares is exercised in full)

Net Proceeds to Issuer:	Approximately $480,298,657, or approximately $552,395,953 if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting the underwriting discounts and commissions and estimated expenses payable by the Issuer

Officer Purchase of Stock:	David Nelms, the Issuer’s Chairman and Chief Executive Officer, is expected to purchase 60,000 shares (approximately $555,000 of shares) in the offering at the issue price thereof.

Discover Financial Services has filed a registration statement (including a prospectus dated as of July 6, 2009) and a preliminary prospectus supplement dated as of July 6, 2009 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from J.P. Morgan Securities Inc. by calling toll-free 1-866-430-0686.